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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 1 TO FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:           Merrill Lynch Convertible Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                800 Scudders Mill Road
                Plainsboro, New Jersey 08536

Telephone Number (including area code): (609) 282-2800

Name and Address of Agent for Service of Process:

                Ira P. Shapiro
                Merrill Lynch Convertible Fund, Inc.
                800 Scudders Mill Road
                Plainsboro, New Jersey 08536

Check Appropriate Box:

                Registrant is filing a Registration Statement pursuant to
                Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES [X]                                               NO [ ]
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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and the State of New Jersey, on the 25th day of July, 1997.


                                        CONVERTIBLE HOLDINGS, INC.

                                        By: /s/   Terry K. Glenn
                                            --------------------
                                            Terry K. Glenn
                                            Executive Vice President